Registration No. 333-140018

As filed with the Securities and Exchange Commission on May 15, 2007

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2507402
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

720 Pennsylvania Drive
Exton, Pennsylvania 19341
(610) 646-9800

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Geoffrey S. M. Hedrick
Chief Executive Officer
Innovative Solutions and Support, Inc.
720 Pennsylvania Drive
Exton, Pennsylvania 19341
(610) 646-9800

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Henry N. Nassau, Esquire
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104-2808
(215) 994-4000

Approximate date of commencement of the proposed sale to the public: From time to time on or after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, MAY 15, 2007

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

3,523,549 Shares

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

Common Stock Par Value $.001 per Share

All of the shares of our common stock offered hereby are being sold by the shareholders named in this prospectus or their successors in interest. See the “Selling Shareholders” section on page 7. We will not receive any proceeds from the sale of the shares of common stock offered hereby. We have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration of the common stock.

Our common stock is traded on the Nasdaq National Market under the symbol “ISSC.”

The shares of common stock may be sold from time to time by the Selling Shareholders or their successors in interest.

Our principal offices are located at 720 Pennsylvania Drive, Exton, Pennsylvania, and our telephone number is (610) 646-9800.

Investing in our common stock involves risks. See the “Risk Factors” section on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2007.

ABOUT THIS PROSPECTUS

This prospectus contains information about us and our shares of common stock being offered by this prospectus. In addition, as described below in the section entitled “Available Information,” we have filed and plan to continue filing other documents with the Securities and Exchange Commission that contain information about us and our common stock. These other documents are incorporated by reference in this prospectus. Before you decide to invest in common stock being offered by this prospectus, you should read this prospectus and the other documents we file with the Securities and Exchange Commission.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely upon it. The Selling Shareholders are offering to sell these securities only in jurisdictions where such offer and sale are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our financial condition, results of operations or prospects may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in or incorporated by reference into this prospectus contains statements, which, to the extent that they are not recitations of historical fact, constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “outlook,”  “would,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these statements.  Numerous factors, including potentially the following factors, could affect the Company’s forward-looking statements and actual performance:

•       continued market acceptance of our air data systems products;

•       our ability to obtain future contracts and awards;

•       the availability of government funding and customer requirements;

i

•       difficulties in developing and producing our flat-panel display system, or COCKPIT/IP,™ or other planned products or product enhancements;

•       market acceptance of our COCKPIT/IP™ system or other planned products or product enhancements;

•       our ability to gain regulatory approval of our products in a timely manner;

•       delays in receiving components from third party suppliers;

•       the competitive environment;

•       the termination of programs or contracts for convenience by customers;

•       failure to retain key personnel;

•       new product offerings from competitors;

•       potential future acquisitions;

•       protection of intellectual property rights;

•       our ability to service the international market; and

•       other factors disclosed from time to time in our filings with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events, circumstances or changes in expectations after the date of this prospectus, or to reflect the occurrence of unanticipated events. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Sections 27A of the Securities Act and 21E of the Exchange Act.

For a discussion identifying some important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, which could have a material adverse affect on our business and thereby cause our stock price to decline, see the risks set forth in the “Risk Factors” section beginning on page 1 of this prospectus, elsewhere in this prospectus and in our other filings with the SEC that we incorporate by reference into this prospectus.

ii

THE COMPANY

Innovative Solutions and Support, Inc. (the “Company” or “we”) was founded in 1988. The Company designs, manufactures and sells flight information computers, flat-panel displays and advanced monitoring systems to the Department of Defense (DoD), government agencies, defense contractors, commercial air transport carriers, original equipment manufacturers, and corporate/general aviation markets. The Company is also positioning itself as a system integrator; this capability provides the Company with the potential to generate more substantive orders over a diverse product base. The Company has demonstrated the ability to incorporate added functionality such as charting, mapping and synthetic vision systems into its Flat Panel Systems’ product line. Our strategy as both a manufacturer and integrator is to leverage the latest technologies developed for the personal computer and telecommunications industries into advanced, cost-effective solutions for both the aviation industry and DoD. We believe this approach, combined with our industry experience, enables us to develop high-quality products and systems, substantially reduce product time to market and achieve cost advantages over the products offered by our competitors.

The Company was incorporated in Pennsylvania on February 12, 1988. Our principal offices are located at 720 Pennsylvania Drive, Exton, Pennsylvania, and our telephone number is (610) 646-9800. We maintain a website on the Internet at http://www.innovative-ss.com. Our website, and the information contained therein, is not intended to be part of this prospectus.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. The risks described below are not the only ones facing our company. Additional risks not necessarily known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to Our Business

Our sales principally relate to air data and flat panel systems products, and we cannot be certain that the market will continue to accept these or other products.

During fiscal 2006 and 2005, we derived 62% and 94%, respectively, of our revenues from the sale of air data systems and related products. We expect that revenues from our air data products will continue to decline as the peak demand associated with the FAA’s Domestic Reduced Vertical Separation Minimum (RVSM) has been accommodated. Accordingly, our revenues will decrease if new products such as our Flat Panel Display Systems do not receive market acceptance or if our existing customers do not continue to incorporate our products in their retrofitting or manufacturing of aircraft. In seeking new customers, it may be difficult for our products to displace competing products. Accordingly, we cannot assure you that potential customers will accept our products or that existing customers will not abandon them.

A portion of our sales have been, and we expect will continue to be, to defense contractors or government agencies in connection with government aircraft retrofit or original manufacturing contracts. Sales to government contractors and government agencies accounted for approximately 29% and 20%, respectively, of our revenues during fiscal 2006 and 2005. Our revenues in this area could decline as a result of Department of Defense (which we refer to as DoD) spending cuts and general budgetary constraints.

In addition, our revenues are concentrated with a limited number of customers. We derived 47% of our revenues during fiscal year 2006 from 5 customers, DoD, Department of National Defense Canada, ABX Air, Boeing and Star Aviation. We derived 47% of our revenues during fiscal year 2005 from 5 customers, Bombardier, Star Aviation, Garrett, FedEx and the DoD. We expect a relatively small number of customers to account for a majority of our revenues for the foreseeable future. As a result of our concentrated customer base, a loss of one or more of these customers could have a material adverse effect on our revenues and results of operations.

The growth of our customer base could be limited by delays or difficulties in completing the development and introduction of our planned products or product enhancements. If we fail to enhance existing products or to develop and achieve market acceptance for flat panel displays and other new products that meet customer requirements, our business may not grow.

Although a substantial majority of our revenues in the past have come from sales of air data systems and related products, we currently spend a large portion of our research and development efforts in developing and marketing our flat panel display systems (COCKPIT/IP™) and complementary products. Our ability to grow and diversify our operations through the introduction and sale of new products, such as flat panel display systems, is dependent upon our success in continuing product development and engineering activities as well as our sales and marketing efforts and our ability to obtain requisite approvals to sell such products. Our sales growth will also depend in part on the market acceptance of and demand for our COCKPIT/IP™ and future products. We cannot be certain that we will be able to develop, introduce or market our COCKPIT/IP™ or other new products or product enhancements in a timely or cost-effective manner or that any new products will receive market acceptance or necessary regulatory approval.

We rely on third party suppliers for components of our air data systems products, and any interruption in the supply of these components could hinder our ability to deliver our products.

Our manufacturing process consists primarily of assembling components purchased from our supply chain. These suppliers may not continue to be available to us. If we are unable to maintain relationships with key third party suppliers, the development and distribution of our products could be delayed until equivalent components can be obtained and integrated into our products. In addition, substitution of certain components from other manufacturers may require FAA or other approval, which could delay our ability to ship products.

Our government retrofit projects are generally pursuant to either a direct contract with a government agency or a subcontract with the general contractor to a government agency. Each contract includes various federal regulations that impose certain requirements on us, including the ability of the government agency or general contractor to alter the price, quantity or delivery schedule of our products. In addition, the government agency or general contractor retains the right to terminate the contract at any time at its convenience. Upon alteration or termination of these contracts, we would be entitled to an equitable adjustment to the contract price so that we may receive the purchase price for items we have delivered and reimbursement for allowable costs we have incurred. Accordingly, because these contracts can be terminated, we cannot assure you that our government retrofit backlog will result in sales.

We depend on key personnel to manage our business effectively, and if we are unable to retain our key employees, our ability to compete could be harmed.

Our success depends on the efforts, abilities and expertise of our senior management and other key personnel. With the exception of our President, we generally do not have employment agreements with our employees. There can be no assurance that we will be able to retain such employees, the loss of some of whom could hurt our ability to execute our business strategy. We intend to continue hiring key management and sales and marketing personnel. Competition for such personnel is intense, and we may not be able to attract or retain additional qualified personnel. We do not maintain key man life insurance for our executive officers.

Our future success will depend in part on our ability to implement and improve our operational, administrative and financial systems and controls and to manage, train and expand our employee base. We cannot assure you that our current and planned personnel levels, systems, procedures and controls will be adequate to support our future operations. If inadequate, we may not be able to exploit existing and potential market opportunities. Any delays or difficulties we encounter could impair our ability to attract new customers or enhance our relationships with existing customers.

Our revenue and operating results may vary significantly from quarter to quarter, which may cause our stock price to decline.

Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, including:

•       demand for our products;

•       capital expenditure budgets of aircraft owners and operators and appropriation cycles of the U.S. government;

•       changes in the use of our products, including air data systems and flat panel displays;

•       delays in introducing or obtaining government approval for new products;

•       new product introductions by competitors;

•       changes in our pricing policies or the pricing policies of our competitors; and

•       costs related to possible acquisitions of technologies or businesses.

We plan to increase our operating expenses to expand our sales and marketing operations and fund greater levels of product development. As a result, a delay in generating revenues could cause significant variations in our operating results from quarter to quarter.

Our competition includes other manufacturers of air data systems and flight information displays against whom we may not be able to compete successfully.

The markets for our products are intensely competitive and subject to rapid technological change. Our competitors include Kollsman, Inc., Honeywell International Inc., Rockwell Collins Inc., Smiths Industries plc and L-3 Communications. Substantially all of our competitors have significantly greater financial, technical and human resources than we do. In addition, our competitors have much greater experience in and resources for marketing their products. As a result, our competitors may be able to respond more quickly to new or emerging technologies and customer preferences or devote greater resources to the development, promotion and sale of their products than we can. Our competitors may also have greater name recognition and more extensive customer bases that they can use to their benefit. This competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share.

We may not be able to identify or complete acquisitions or we may consummate an acquisition that adversely affects our operating results.

One of our strategies is to acquire businesses or technologies that will complement our existing operations. We have limited experience in acquiring businesses or technologies. There can be no assurance that we will be able to acquire or profitably manage acquisitions or successfully integrate them into our operations. Furthermore, certain risks are inherent in pursuing acquisitions, such as the diversion of management’s time and attention and combining disparate company cultures and facilities. Acquisitions may have an adverse effect on our operating results, particularly in quarters immediately following the consummation of such transactions, as we integrate the operations of the acquired businesses into our operations. Once integrated, acquisitions may not perform as expected.

Our success depends on our ability to protect our proprietary rights, and there is a risk of infringement. If we are unable to protect and enforce our intellectual property rights, we may be unable to compete effectively.

Our success and ability to compete will depend in part on our ability to obtain and maintain patent or other protection for our technology and products, both in the United States and abroad. In addition, we must operate without infringing the proprietary rights of others.

We currently hold 17 U.S. patents and have 5 U.S. patent applications pending. In addition, we hold 11 international patents and have 13 international patent applications pending. We cannot be certain that patents will be issued on any of our present or future applications. In addition, our existing patents or any future patents may not adequately protect our technology if they are not broad enough, are successfully challenged or other entities are able to develop competing methods without violating our patents. If we are not successful in protecting our intellectual property, competitors could begin to offer products that incorporate our technology. Patent protection involves complex legal and factual questions and, therefore, is highly uncertain, and litigation relating to intellectual property is often very time consuming and expensive. If a successful claim of patent infringement were made against us or we are unable to develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, we might not be able to make some of our products.

Risks Related to Our Industry

If we are unable to respond to rapid technological change, our products could become obsolete and our reputation could suffer.

Future generations of air data systems, engine and fuel displays and flat panel displays embodying new technologies or new industry standards could render our products obsolete. The market for aviation products is subject to rapid technological change, new product introductions, changes in customer preferences and evolving industry standards. Our future success will depend on our ability to:

•       adapt to rapidly changing technologies;

•       adapt our products to evolving industry standards; and

•       develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers.

Our future success will also depend on our developing high quality, cost-effective products and enhancements to our products that satisfy the needs of our customers and on our introducing these new technologies to the marketplace in a timely manner. If we fail to modify or improve our products in response to evolving industry standards, our products could rapidly become obsolete.

Our products are currently subject to direct regulation by the U.S. Federal Aviation Administration (FAA), its European counterpart, the European Aviation Safety Administration (EASA), and other comparable organizations.

Our products, as they relate to aircraft applications, must be approved by the FAA, EASA or other comparable organizations before they can be used in an aircraft. To be certified, we must demonstrate that our products are accurate and able to maintain certain levels of repeatability over time. Although the certification requirements of the FAA and the EASA are substantially similar, there is no formal reciprocity between the two systems. Accordingly, even though some of our products are FAA-approved, we may need to obtain approval from the EASA or other appropriate organizations to have them certified for installation outside the United States.

Significant delay in receiving certification for newly developed products or enhancements to our products or losing certification for our existing products could result in lost sales or delays in sales. Furthermore, the adoption of additional regulations or product standards, as well as changes to the existing product standards, could require us to change our products and underlying technology. We cannot assure you that we will receive regulatory approval on a timely basis or at all.

Because our products utilize sophisticated technology and are deployed in complex aircraft cockpit environments, problems with these products may arise that could seriously harm our reputation for quality assurance and our business.

Our products use complex system designs and components that may contain errors, omissions or defects, particularly when we incorporate new technologies into our products or we release new versions or enhancements of our products. Despite our quality assurance process, errors, omissions or defects could occur in our current products, in new products or in new versions or enhancements of existing products after commercial shipment has begun. We may be required to redesign or recall those products or pay damages. Such an event could result in the following:

•       delay or loss of revenues;

•       cancellation of customer contracts;

•       diversion of development resources;

•       damage to our reputation;

•       increased service and warranty costs; or

•       litigation costs.

Although we currently carry product liability insurance, this insurance may not be adequate to cover our losses in the event of a product liability claim. Moreover, we may not be able to maintain such insurance in the future.

We have limited experience in marketing and distributing our products internationally.

We expect to derive an increasing amount of our revenues from sales outside the United States, particularly in Europe. There are certain risks inherent in doing business on an international basis, such as:

•       differing regulatory requirements for products being installed in aircraft;

•       legal uncertainty regarding liability;

•       tariffs, trade barriers and other regulatory barriers;

•       political and economic instability;

•       changes in diplomatic and trade relationships;

•       potentially adverse tax consequences;

•       the impact of recessions in economies outside the United States; and

•       variance and unexpected changes in local laws and regulations.

Currently, all of our international sales are denominated in U.S. dollars. An increase in the value of the dollar compared to other currencies could make our products less competitive in foreign markets. In the future, we may be required to conduct sales in local currencies, exposing us to changes in exchange rates that could adversely affect our operating results.

Risks Related to Our Stock

Future sales of shares of our common stock in the public market by our shareholders or issuances of equity or convertible securities by us, may depress our stock price and make it difficult for you to recover the full value of your investment in our shares.

If our existing shareholders sell substantial amounts of our common stock in the public market pursuant to this registration statement or following this offering, if we issue additional shares of common stock or convertible debt securities to raise additional capital or if there is a perception that these sales or issuances may occur, the market price of our common stock could decline. In addition, if we issue additional shares of common stock, your percentage of ownership in us would be reduced. We cannot predict the size of future issuances or sales of common stock or the effect, if any, that future issuances and sales of shares of our common stock may have on the market price of our common stock. As of April 18, 2007 we had outstanding approximately 16,879,501 shares of common stock. The shares of common stock sold in this offering not purchased by affiliates will be freely tradable, without restriction, in the public market.

The Selling Shareholders have significant influence over shareholder votes.

As of as of April 18, 2007, the Selling Shareholders beneficially owned approximately 24.9% of the voting power of the Company. Accordingly, the Selling Shareholders have had and will have significant influence in determining the composition of our Board of Directors and other significant matters requiring shareholder approval or acquiescence, including amendments to our certificate of incorporation, a substantial sale of assets, a merger or similar corporate transaction or a non-negotiated takeover attempt. Such concentration of ownership may discourage a potential acquirer from making an offer to buy the Company, which in turn could adversely affect the market price of our common stock.

We have no intention to pay dividends.

We have not paid cash dividends on our common stock, and we do not expect to declare cash dividends on our common stock in the near future. We intend to retain any earnings to finance the growth of our business.

Provisions of our charter documents and Pennsylvania law may have anti-takeover effects that could prevent a change in control even if the change in control would be beneficial to our shareholders.

Our articles of incorporation and bylaws, as well as the corporate laws under which we are governed, contain provisions that may have the effect of discouraging certain transactions involving an actual or threatened change of control. Such provisions could limit the price that certain investors might be willing to pay in the future for our stock. In addition, our board may issue shares of preferred stock without shareholder approval on such terms and conditions, and having such rights, privileges and preferences, as our board may determine. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. We currently have no plans to issue preferred stock.

Our stock price historically has been volatile, which may make it more difficult to resell common stock at attractive prices.

The market price of our common stock has been highly volatile in the past, and may continue to be volatile in the future. The following factors could significantly affect the market price of our common stock:

•       quarter-to-quarter variations in our operating results;

•       our announcements about the performance of our products as well as our competitors’ announcements about the performance of their products;

•       changes in earnings estimates by, or failure to meet the expectations of, securities analysts;

•       regulatory action;

•       increased price competition;

•       developments or disputes concerning intellectual property rights; and

•       general conditions in the economy or the aviation industry.

In the past, following periods of volatility in the market price of a particular company’s securities, securities class-action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation of this type is often expensive to defend and may divert management’s attention and resources from the operation of our business.

USE OF PROCEEDS

We will not receive any of the proceeds from the offer and sale of the shares of common stock by the Selling Shareholders. See the “Selling Shareholders” section below.

SELLING SHAREHOLDERS

The Selling Shareholders are listed in the table below. They have registered 3,523,549 shares of common stock for sale pursuant to this prospectus. The Selling Shareholders or pledgees, donees, transferees or other successors in interest may offer the shares of common stock for resale from time to time. The number of shares of common stock that may actually be sold by each Selling Shareholder will be determined by such Selling Shareholder. Because the Selling Shareholders may sell all, some or none of the shares of common stock covered by this prospectus, and because the offering contemplated by this prospectus is not being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the Selling Shareholders upon termination of the offering.

The table below sets forth the number and percentage of outstanding shares of common stock beneficially owned by each Selling Shareholder as of the date of this prospectus, the number of shares of common stock being offered by this prospectus and the number and percentage of outstanding shares of common stock that will be owned assuming the sale of all of the shares of common stock registered under this prospectus. Beneficial ownership is based on 16,879,501 shares issued and outstanding as of April 18, 2007 determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities.

	Shares Beneficially Owned		Number of Shares Offered Hereby	Shares Beneficially Owned After Sale of Shares Offered Hereby
Name of Shareholder	Number	Percent		Number	Percent
Joel P. Adams	1,050	*	1,050	0	*
Glen R. Bressner(1)	23,997	*	12,464	11,533	*
Winston J. Churchill/CIP Capital LP(1)(5)	59,536	*	25,005	34,531	*
Benjamin Cosgrove (Estate of)(2)	35,670	*	12,666	23,004	*
J. Jackson Eaton III	2,295	*	2,295	0	*
David C. Hall	34,365	*	34,365	0	*
Geoffrey S.M. Hedrick(3)	4,000,177	23.7%	3,402.729	597,448	3.5%
Lifepath Inc.(4)	1,500	*	1,500	0	*
Jennifer Olin	2,354	*	2,354	0	*
Margaret Anne Pontani, as Custodian for Florian Cornelius Pontani	4,983	*	4,983	0	*
Margaret Anne Pontani, as Custodian for Patrick Finnian Pontani	4,983	*	4,983	0	*
Robert H. Rau(1)	26,654	*	19,155	7,499	*
Total	4,197,564	24.9%	3,523,549	674,015	4.0%

(1)          Director of the Company

(2)          Mr. Cosgrove was a Director of the Company

(3)          Director, Chairman of the Board and Chief Executive Officer of the Company

(4)          Mr. Edward T. Zablowcki, as Director of Business of Lifepath, Inc., may be deemed to have voting and investment control over such securities.

(5)          Mr. Churchill is Chairman of the Board of CIP Capital Management Inc., the General Partner of CIP Capital LP. Mr. Churchill directly owns 20,728 shares and indirectly, through CIP Capital LP, owns 38,808 shares. Of Mr. Churchill’s direct position, 12,069 are hereby offered. Of Mr. Churchill’s indirect position, 12, 936 are hereby offered.

*                    Less than 1%

We have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration of the common stock.

PLAN OF DISTRIBUTION

The common stock being offered by the Selling Shareholders, or by their respective pledgees, donees, distributees, transferees, or other successors in interest, will be sold in one or more transactions by the following means of distribution (or any combination thereof):

•       Block trades (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction.

•       Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

•       Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

•       Sales in the over-the-counter market.

•       Through short sales of common stock.

•       Through the writing of options on common stock.

•       Privately negotiated transactions.

The Selling Shareholders may from time to time deliver all or a portion of the shares of common stock offered hereby to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position.

The sale price to the public may be the market price prevailing at the time of sale, a price related to the prevailing market price or at any other price as any Selling Shareholder determines from time to time. Each Selling Shareholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of common stock if he deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may also sell the common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such market makers and broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Market makers and block purchasers purchasing the common stock will do so for their own account and at their own risk. It is possible that the Selling Shareholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. In addition, the Selling Shareholders or their respective successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the Selling Shareholders. There can be no assurance that all or any of the common stock offered hereby will be sold by the Selling Shareholders.

The Selling Shareholders and any broker-dealers that act in connection with the sale of common stock might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions received by such broker-dealers and any profit on the resale of the common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because the Selling Shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. The registration of the common stock under the Securities Act shall not be deemed an admission by any of the Selling Shareholders or the Company that any of the Selling Shareholders is an underwriter for purposes of the Securities Act of any common stock offered pursuant to this prospectus.

The Selling Shareholders and any other person participating in a distribution of the common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the forging may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

Shares of common stock that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a Selling Shareholder may devise, gift or otherwise transfer the common stock by means not described herein, in which event such transfer will not be pursuant to this prospectus.

We will not receive any proceeds from the sale of the common stock offered by the Selling Shareholders. We have agreed to bear certain expenses (other than broker discounts and commissions, if any), estimated to be $71,694, in connection with the registration of the common stock.

LEGAL MATTERS

Legal matters in connection with the authorization and issuance of the shares of common stock offered hereby have been passed upon by Dechert LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 30, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us may be inspected and copied at the Public Reference Section of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Reports, proxy and information statements and other information filed electronically by us with the SEC are available at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” information contained in documents that we file with the SEC into this prospectus. This means that we disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

1.     Our Annual Report on Form 10-K for the year ended September 30, 2006 filed on December 12, 2006 (Commission File No. 000-31157).

2.     Our Proxy Statement, dated February 9, 2007, filed on February 5, 2007 (Commission File No. 000-31157).

3.     Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 filed on February 9, 2007 (Commission File No. 000-31157).

4.     Current Report on Form 8-K dated February 9, 2007, filed on February 9, 2007 (Commission File No. 000-31157).

5.     Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the year ended September 30, 2006 filed on April 24, 2007 (Commission File No. 000-31157).

6.     Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed on May 10, 2007 (Commission File No. 000-31157).

7.     The Description of Capital Stock incorporated by reference into our registration statement on Form 8-A filed with the Commission pursuant to the Exchange Act on July 26, 2000 (Commission File No. 000-31157).

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated by reference herein, including exhibits specifically incorporated by reference in such documents but excluding all other exhibits to such documents. Requests should be made to: James J. Reilly, Chief Financial Officer, 720 Pennsylvania Drive, Exton, Pennsylvania 19341, telephone (610) 646-9800.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                 Other Expenses of Issuance and Distribution.

SEC Registration Fee	$6,194
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	10,000
Printing Expenses	3,000
Miscellaneous Expenses (including Blue Sky fees and expenses)	2,500
Total	$71,694

Each amount set forth above, except for the SEC Registration Fee, is estimated.

Item 15.                 Indemnification of Directors and Officers.

Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the “BCL”) provide that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, if such person acted in good faith and in a manner he reasonably believed was in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe was unlawful. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, except that no indemnification may be made for matters as to which such person has been adjudged to be liable to the corporation unless, a court determines that, despite the adjudication of liability, such person is entitled to indemnification.

Section 1744 of the BCL provides that, unless ordered by a court, any indemnification referred to above will be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination will be made:

(1)   by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

(2)   if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel; or

(3)   by the shareholders.

Notwithstanding the above, Section 1743 of the BCL provides that to the extent that a current or former director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred.

Section 1745 of the BCL provides that expenses (including attorneys’ fees) incurred by a current or former officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

Section 1746 of the BCL provides that the indemnification and advancement of expenses granted pursuant to the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled.

Our bylaws provide that every person who is or was a director or officer of the Company, or a director, officer, employee, agent, partner or fiduciary of, or in any other capacity for any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which he served as such at the request or for the benefit of the Company, will be indemnified by us to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director or officer of the Company, or a director, officer, employee, agent, partner or fiduciary of, or in any other capacity for such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not he still holds such position at the time the expenses or liabilities are incurred. Our bylaws also provide generally that we will pay expenses incurred by such persons in defending an action in advance of its final disposition, provided the person receiving such advances undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification by us.

Section 1747 of the BCL and our bylaws permit us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify the person against such liability under the provisions of the BCL described above.

Section 1713 of the BCL permits corporations to limit the liability of directors. Our bylaws provide that a director will not be personally liable in such capacity for monetary damages for any action taken, or any failure to take any action, unless the director breaches or fails to perform the duties of his or her office under the BCL, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of the bylaws, however, do not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of the taxes of the Company pursuant to local, Pennsylvania or federal law. These provisions offer persons who serve on our board protection against awards of monetary damages for negligence in the performance of their duties.

Item 16.                 Exhibits.

Exhibit No.	Exhibit Description
5.1	Opinion of Dechert LLP.
23.1	Consent of Deloitte and Touche LLP.
23.2	Consent of Dechert LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included in signature page).

*                    Previously Filed

Item 17.                 Undertakings.

A.     Undertaking required by Item 512(a) of Regulation S-K.

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)   For purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B.     Undertaking required by Item 512(b) of Regulation S-K.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Undertaking required by Item 512(h) of Regulation S-K.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Innovative Solutions and Support, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, Commonwealth of Pennsylvania, on May 15, 2007.

INNOVATIVE SOLUTIONS AND SUPPORT, INC.
By:	/s/ GEOFFREY S. M. HEDRICK
Geoffrey S. M. Hedrick Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
	/s/ GEOFFREY S. M. HEDRICK	Chairman of the Board and Chief Executive	May 15, 2007
	Geoffrey S. M. Hedrick	Officer (Principal Executive Officer)
	/s/ ROMAN G. PTAKOWSKI	President	May 15, 2007
	Roman G. Ptakowski	(President)
	/s/ JAMES J. REILLY	Chief Financial Officer	May 15, 2007
	James J. Reilly	(Principal Financial and Accounting Officer)
	*	Director	May 15, 2007
Glen R. Bressner
	*	Director	May 15, 2007
Winston J. Churchill
	*	Director	May 15, 2007
Ivan M. Marks
	*	Director	May 15, 2007
Robert E. Mittelstaedt, Jr.
	*	Director	May 15, 2007
Robert H. Rau
	*	Director	May 15, 2007
Raymond J. Wilson
*By:	/s/ GEOFFREY S. M. HEDRICK		May 15, 2007
Geoffrey S.M. Hedrick
As Attorney-in-Fact

EXHIBIT INDEX

Exhibit Numbers are in accordance with the Exhibit Table in Item 601 of Regulation S-K:

Exhibit No.	Exhibit Description
5.1	Opinion of Dechert LLP.
23.1	Consent of Deloitte and Touche LLP.
23.2	Consent of Dechert LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included in signature page).

*       Previously filed